SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PACIFIC CAPITAL BANCORP
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1021 Anacapa Street

P. O. Box 60839

Santa Barbara, CA 93160-0839

Supplement to Proxy Statement

For

Annual Meeting of Shareholders

April 24, 2007

As indicated in the proxy statement mailed to shareholders of Pacific Capital Bancorp (the “Company”) on or about March 13, 2007, William S. Thomas, Jr., President and Chief Executive Officer and nominee for director, has announced that he would retire from the positions of President and Chief Executive Officer and resign as a member of the Board of Directors of the Company upon the appointment of his successor. The Board of Directors has chosen George S. Leis to succeed Mr. Thomas as President and Chief Executive Officer and has appointed Mr. Leis to fill the vacancy on the Board of Directors created upon Mr. Thomas’ resignation to serve until the next election of directors at the upcoming annual meeting of shareholders. Mr. Thomas’ retirement and resignation is effective April 2, 2007, however, he will remain employed by the Company in a community relations position.

The Board of Directors has nominated Mr. Leis as the replacement nominee for Mr. Thomas for the election of directors to be held at the annual meeting of shareholders. The Board of Directors has directed the proxy committee to vote in favor of Mr. Leis all shares that they would otherwise be authorized to vote in favor of Mr. Thomas. The following information is submitted concerning Mr. Leis. Reference is made to the proxy statement for information concerning the other nominees for election to the Board of Directors.

Mr. Leis, 47, is a Certified Financial Advisor. He joined the Company in March 2006 as Executive Vice President, overseeing the Company’s Wealth Management business lines. In July 2006, he assumed the additional role of Chief Information Officer, overseeing the Company’s Information Technology Group. With more than 23 years experience serving high net worth clients, his financial services career has included an emphasis in the areas of private banking, trusts and investments. Before joining the Company, he most recently served as Managing Director, U.S. Head, Products and National Practice Leader for Investments at Deutsche Bank Private Wealth Management, working out of its New York and Los Angeles offices.

A vote for the nominees listed on the proxy card will be treated as a vote FOR all twelve nominees, including Mr. Leis as the replacement for Mr. Thomas. A vote to withhold authority to vote for all the nominees listed on the proxy card will be treated as a vote to WITHHOLD AUTHORITY to vote for all twelve nominees, including Mr. Leis as the replacement for Mr. Thomas. If no direction is made, the proxy committee will vote the proxy FOR the nominees listed on the proxy card, other than Mr. Thomas, and FOR Mr. Leis as the replacement for Mr. Thomas.

Shareholders wishing to withhold authority to vote for Mr. Leis as an individual nominee may do so by writing Mr. Leis’ name on the line indicated on the proxy card. You may revoke your proxy and change your vote at any time before the polls close at the annual meeting of shareholders by submitting a properly signed proxy with a later date; voting by telephone or via the Internet (your latest vote is counted); or voting in person at the annual meeting of shareholders. Detailed instructions regarding how to vote may be found in the proxy statement mailed to shareholders on or about March 13, 2007 and additional proxy cards are available upon written request to: Carol Zepke, Vice President & Corporate Secretary; Pacific Capital Bancorp, 1021 Anacapa Street, Santa Barbara, CA 93101.

By Order of the Board of Directors,

Carol Zepke

Senior Vice President and Corporate Secretary

April 3, 2007